SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                    FORM 8-K



                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



        Date of Report: (Date of earliest event reported) April 22, 2004



                              CORNING INCORPORATED
             (Exact name of registrant as specified in its charter)



New York                              1-3247                16-0393470
(State or other jurisdiction          (Commission           (I.R.S. Employer
of incorporation)                     File Number)          Identification No.)



One Riverfront Plaza, Corning, New York                     14831
(Address of principal executive offices)                    (Zip Code)


(607) 974-9000
(Registrant's telephone number, including area code)



N/A
(Former name or former address, if changed since last report)

Item 9.  Regulation FD Disclosure
---------------------------------

Item 12.  Results of Operations and Financial Condition
-------------------------------------------------------

The following information is furnished pursuant to Item 9, "Regulation FD Disclosure" and Item 12, "Results of Operations and Financial Condition."

The Corning Incorporated press release dated April 22, 2004, regarding its financial results for the quarter ended March 31, 2004, is attached hereto as
Exhibit 99.1. This press release includes certain non-GAAP financial measures. A reconciliation of those measures to the most directly comparable GAAP measures is attached hereto as Exhibit 99.2.


Exhibit Index

99.1     Press Release dated April 22, 2004, issued by Corning Incorporated.

99.2     Reconciliation of non-GAAP financial measures.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                CORNING INCORPORATED
                                Registrant



Date: April 22, 2004            By    /s/  KATHERINE A. ASBECK
                                           ------------------------------------
                                           Katherine A. Asbeck
                                           Senior Vice President and Controller

                                                                   Exhibit 99.1






FOR RELEASE -- APRIL 22, 2004

Media Relations Contact:                      Investor Relations Contact:
Daniel F. Collins                             Kenneth C. Sofio
(607) 974-4197                                (607) 974-7705
collinsdf@corning.com                         sofiokc@corning.com



                 Corning Reports First-Quarter Net Income Gains

         Strong performance in Display, Environmental and Life Sciences
             Company's 2004 LCD volume growth may exceed 50 percent

CORNING, N.Y. -- Corning Incorporated (NYSE: GLW) today announced that its first-quarter sales were $844 million and its net income was $55 million or $0.04 per share. Net income includes previously announced after-tax charges of $60 million or $0.04 per share.

James R. Houghton, chairman and chief executive officer, remarking on the quarter results said, "We are extremely pleased with our first-quarter performance. Our sales exceeded our expectations and we were pleased with our improved manufacturing performance that contributed to our gross margin improvement to more than 35 percent. In addition, we continued to experience strong equity earnings."

Corning said that its first-quarter results include previously announced pretax charges of $76 million ($60 million after-tax or $0.04 per share). These include:
..    Restructuring,  impairment  and other  charges of $34 million  ($21 million after-tax and minority interest) primarily related to the closure of Corning's high purity fused silica manufacturing facility in Charleston, S.C.

..    A $23 million charge ($21 million  after-tax)  related to Corning's ongoing debt reduction program.

..    A $19 million charge ($18 million after-tax) to reflect the increase in the market value of Corning common stock to be contributed to settle the asbestos litigation related to Pittsburgh Corning Corporation.







                                     (more)

Corning Reports First-Quarter Net Income Gains
Page Two

First-Quarter Operating Results
The company's first-quarter sales of $844 million exceeded its guidance range of $770 million to $830 million and increased $24 million compared to fourth-quarter sales of $820 million. The sales increase was driven by continued strong demand for liquid crystal display (LCD) glass in the Display Technologies segment and solid sales increases in the Environmental Technologies and Life Sciences segments, offset by an expected decline in Telecommunications segment sales.

The company's net income of $55 million increased sequentially by $84 million compared to a $29 million net loss in the fourth quarter. The net income increase was primarily the result of improved manufacturing in many of its businesses and the continued growth of LCD glass, which resulted in a total gross margin of 35.5 percent in the quarter compared to 29.5 percent in the fourth quarter; a significant increase in equity earnings driven by strong operating performance at Samsung Corning Precision Glass Co., Ltd. and Dow Corning Corporation; and a lower level of after-tax special charges in the first quarter.

Segment Results
Due to a change in its operating segments, Corning will now separately report four key operating segments beginning in the first quarter of this year.

Corning's Display Technologies segment sales were $230 million compared to sales of $199 million in the previous quarter. Sequential sales of LCD glass grew 16 percent due to volume increases of 14 percent, stable pricing and favorable foreign exchange rates. Display's strong manufacturing performance and the 30 percent increase in equity earnings from Samsung Corning Precision contributed to the quarterly results. The display segment recorded net income of $118 million in the quarter, compared to $81 million in the previous quarter.

The Environmental Technologies segment's quarterly sales were $141 million versus sales of $123 million in the previous quarter. The segment's record sales were driven by strong thin-wall and ultra thin-wall automotive substrate sales in all regions. Improved manufacturing performance in the quarter contributed to the segment's increased net income. In April of this year, Corning officially dedicated its $200 million diesel substrates facility to meet the anticipated demand of the emerging diesel emission control market.

The Life Sciences segment also experienced record sales of $79 million compared to the previous quarter sales of $66 million. Quarterly sales and net income gains were due to stronger than expected seasonal volume increases for life science products.






                                     (more)

Corning Reports First-Quarter Net Income Gains
Page Three

Corning's Telecommunications segment sales were $312 million and net loss was $43 million for the quarter, a decline from fourth-quarter sales of $357 million and a net loss of $18 million. The fourth-quarter loss included net credits related to restructuring of approximately $23 million after-tax. Quarterly fiber volume declined 7 percent sequentially, slightly better than the company's revised March guidance of 10 percent to 15 percent due to particularly strong March sales in North America. Price declines were again moderate.

Of the $24 million sequential sales increase for the company, approximately $10 million is related to more favorable foreign exchange rates in the first quarter.

Cash Flow/Liquidity Update
Corning ended the first quarter with approximately $1.5 billion in cash and short-term investments, an increase of about $200 million from year end. The increase was primarily due to proceeds of $400 million resulting from the company's debt offering, offset by $140 million of cash used to reduce debt.
Corning's debt-to-capital ratio was 33.1 percent at the end of the quarter, an improvement from 33.8 percent at year end.

Second-Quarter Outlook
Corning said that it expects second-quarter sales to be in the range of $900 million to $950 million, with earnings per share in the range of $0.07 to $0.09 before special items. This estimate is a non-GAAP financial measure and is reconciled on the company's investor relations Web site. Corning anticipates that foreign exchange rates will remain stable in the second quarter and that gross margins will be in the range of 34 percent to 35 percent.

In the Telecommunications segment, Corning expects a sequential fiber volume increase between 10 percent and 15 percent due to typical seasonality in North America and greater Europe, along with incremental volume increases in Japan. Pricing declines are again expected to be moderate at less than 5 percent in the quarter.

Corning anticipates second quarter revenues for both its environmental and life sciences segments to be consistent with the first quarter.

The company expects to remain sold out of LCD glass in the quarter, and it plans to bring on additional capacity throughout the year, expanding larger-generation manufacturing capabilities. Corning remains the only commercial supplier of Generation 6 glass to date and Samsung Corning Precision is expected to ship samples of Generation 7 glass in the third quarter. Sequential volume is expected to increase by 10 percent to 15 percent for the quarter. Pricing for the second quarter should remain stable.






                                     (more)

Corning Reports First-Quarter Net Income Gains
Page Four

James B. Flaws, vice chairman and chief financial officer, said, "The continued demand for flat screen monitors and notebook computers will drive strong second-quarter growth for our display segment. While we do not yet have updated industry growth estimates for the full year, we are now optimistic that the overall LCD glass market growth will be near 50 percent. Corning's first-quarter results and second quarter forecast suggest that volume growth for our wholly-owned business may likely exceed 50 percent. This increase appears to be the result of the market's movement to larger-size glass and Corning's leadership in the production of Generation 5 and 6 size glass substrates."

Flaws said that the popularity of LCD televisions also continues to grow, noting that in the first quarter alone the industry shipped more than 2 million LCD televisions. "This is almost half of the entire LCD television market shipments of 4.5 million televisions last year," he said. "Based on market experience, and assuming a drop in retail prices and a healthy economy, we remain confident that this will be a robust market for the foreseeable future," he said.

Corning said that its equity venture, Dow Corning, will take a charge in the second quarter as a result of some restructuring and cost reductions. Corning's share of these charges will be approximately $10 million and will be reported as a special charge for the quarter.

"Overall, we are very pleased with our progress in the first quarter," Flaws said, "And we are excited about our potential revenue growth for the second quarter. We are gaining momentum and we look forward to delivering on our three priorities: maintaining our financial health, improving the company's profitability and continuing to invest in future growth opportunities."

Presentation of Information in this News Release
Corning's earnings estimate for the second quarter is a non-GAAP financial measure as it excludes any potential gains or losses arising from previously announced restructuring actions, any further adjustments to the asbestos settlement reserve required by movement in Corning's stock price and income from discontinued operations. The company believes presenting earnings estimates that exclude these items is helpful in understanding Corning's operating results. This earnings estimate is reconciled on the company's investor relations Web site.

About Corning Incorporated
Corning Incorporated (www.corning.com) is a diversified technology company that concentrates its efforts on high-impact growth opportunities. Corning combines its expertise in specialty glass, ceramic materials, polymers and the manipulation of the properties of light, with strong process and manufacturing capabilities to develop, engineer and commercialize significant innovative products for the telecommunications, flat panel display, environmental, life sciences and semiconductor industries.



                                     (more)

Corning Reports First-Quarter Net Income Gains
Page Five

First-Quarter Conference Call Information
The company will host a first-quarter conference call at 8:30 a.m. EST on Friday, April 23. To access the call, dial (773) 756-4621. The password is Earnings. The leader is Sofio. A replay of the call will begin at approximately 10:30 a.m. EST and will run through 5 p.m. EST, Friday, May 7. To listen, dial
(402) 998-0521, no pass code is required. To listen to a live audio webcast of the call at 8:30 a.m. on Friday, April 23, please go to our Web site and follow the instructions: http://www.corning.com/investor_relations. The audio webcast will be archived for one year following the call.

Forward-Looking and Cautionary Statements
This news release contains forward-looking statements that involve a variety of business risks and other uncertainties that could cause actual results to differ materially. These risks and uncertainties include the possibility of changes or fluctuations in global economic and political conditions; tariffs, import duties and currency fluctuations; product demand and industry capacity; competitive products and pricing; manufacturing efficiencies; cost reductions; availability and costs of critical components and materials; new product development and commercialization; order activity and demand from major customers; capital spending by larger customers in the liquid crystal display industry and other businesses; changes in the mix of sales between premium and non-premium products; facility expansions and new plant start-up costs; possible disruption in commercial activities due to terrorist activity, armed conflict, political instability or major health concerns; ability to obtain financing and capital on commercially reasonable terms; adequacy and availability of insurance; capital resource and cash flow activities; capital spending; equity company activities; interest costs; acquisition and divestiture activities; the level of excess or obsolete inventory; the rate of technology change; the ability to enforce patents; product and components performance issues; changes in key personnel; stock price fluctuations; and adverse litigation or regulatory developments. These and other risk factors are identified in Corning's filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the day that they are made, and Corning undertakes no obligation to update them in light of new information or future events.

                                       ###

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
               (Unaudited; in millions, except per share amounts)



                                                                             For the three months ended
                                                                                      March 31,
                                                                            ----------------------------
                                                                                2004             2003
                                                                            ----------        ----------
Net sales                                                                    $     844         $     746
Cost of sales                                                                      544               546
                                                                             ---------         ---------

Gross margin                                                                       300               200

Operating expenses:
   Selling, general and administrative expenses                                    160               152
   Research, development and engineering expenses                                   84                93
   Amortization of purchased intangibles                                            10                 9
   Restructuring, impairment and other charges and (credits)                        34                51
   Asbestos settlement                                                              19               298
                                                                             ---------         ---------

Operating loss                                                                      (7)             (403)

Interest income                                                                      6                 8
Interest expense                                                                   (36)              (40)
(Loss) gain on repurchases and retirement of debt, net                             (23)                4
Other expense, net                                                                  (4)              (14)
                                                                             ---------         ---------

Loss before income taxes                                                           (64)             (445)
Benefit for income taxes                                                           (12)             (144)
                                                                             ---------         ---------

Loss before minority interests and equity earnings                                 (52)             (301)
Minority interests                                                                                    37
Equity in earnings of associated companies                                         107                59
                                                                             ---------         ---------

Net income (loss)                                                            $      55         $    (205)
                                                                             =========         =========

Basic and diluted earnings (loss) per common share                           $    0.04         $   (0.17)
                                                                             =========         =========

Shares used in computing per share amounts for:
  Basic earnings (loss) per common share                                         1,358             1,200
                                                                             =========         =========
  Diluted earnings (loss) per common share                                       1,437             1,200
                                                                             =========         =========

Certain amounts for 2003 were reclassified to conform with 2004 classifications.

See Notes to Consolidated Financial Statements.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                           CONSOLIDATED BALANCE SHEETS
               (Unaudited; in millions, except per share amounts)



                                                                                           March 31,         December 31,
                                                                                             2004                2003
                                                                                         -----------        -------------
Assets

Current assets:
   Cash and cash equivalents                                                              $   1,010           $     833
   Short-term investments, at fair value                                                        451                 433
                                                                                          ---------           ---------
     Total cash, cash equivalents and short-term investments                                  1,461               1,266
   Trade accounts receivable, net                                                               544                 525
   Inventories                                                                                  504                 467
   Deferred income taxes                                                                        242                 242
   Other current assets                                                                         190                 194
                                                                                          ---------           ---------
       Total current assets                                                                   2,941               2,694

Investments                                                                                   1,065               1,045
Property, net                                                                                 3,640               3,620
Goodwill                                                                                      1,730               1,735
Other intangible assets, net                                                                    155                 166
Deferred income taxes                                                                         1,277               1,225
Other assets                                                                                    265                 267
                                                                                          ---------           ---------

Total Assets                                                                              $  11,073           $  10,752
                                                                                          =========           =========

Liabilities and Shareholders' Equity

Current liabilities:
   Loans payable                                                                          $     313           $     146
   Accounts payable                                                                             376                 333
   Other accrued liabilities                                                                  1,008               1,074
                                                                                          ---------           ---------
       Total current liabilities                                                              1,697               1,553

Long-term debt                                                                                2,553               2,668
Postretirement benefits other than pensions                                                     609                 619
Other liabilities                                                                               414                 412
Commitments and contingencies
Minority interests                                                                               30                  36
Shareholders' equity:
   Preferred stock - Par value $100.00 per share; Shares authorized: 10 million
     Series C mandatory convertible preferred stock - Shares issued: 5.75 million;
     Shares outstanding: 789 thousand and 854 thousand                                           79                  85
   Common stock - Par value $0.50 per share; Shares authorized: 3.8 billion;
     Shares issued: 1,407 million and 1,401 million                                             703                 701
   Additional paid-in capital                                                                10,323              10,298
   Accumulated deficit                                                                       (5,089)             (5,144)
   Treasury stock, at cost; Shares held: 35 million and 58 million                             (346)               (574)
   Accumulated other comprehensive income                                                       100                  98
                                                                                          ---------           ---------
       Total shareholders' equity                                                             5,770               5,464
                                                                                          ---------           ---------

Total Liabilities and Shareholders' Equity                                                $  11,073           $  10,752
                                                                                          =========           =========

Certain amounts for 2003 were reclassified to conform with 2004 classifications.

See Notes to Consolidated Financial Statements.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (Unaudited; in millions)



                                                                                        For the three months ended
                                                                                                 March 31,
                                                                                        --------------------------
                                                                                            2004           2003
                                                                                         ---------       ---------
Cash flows from operating activities:
   Net income (loss)                                                                      $     55      $  (205)
   Adjustments to reconcile net income (loss) to net
      cash provided by operating activities:
     Amortization of purchased intangibles                                                      10            9
     Depreciation                                                                              120          118
     Restructuring, impairment and other charges and credits                                    34           51
     Asbestos settlement                                                                        19          298
     Loss (gain) on repurchases and retirement of debt, net                                     23           (4)
     Undistributed earnings of associated companies                                            (29)           7
     Minority interests, net of dividends paid                                                              (37)
     Deferred tax benefit                                                                      (40)        (178)
     Interest expense on convertible debentures                                                  2            7
     Restructuring payments                                                                    (34)         (94)
     Income tax refund                                                                                      191
     Tax benefit on stock options                                                                6
     Changes in certain working capital items:
        Trade accounts receivable                                                              (17)         (13)
        Inventories                                                                            (32)           7
        Other current assets                                                                     3           10
        Accounts payable and other current liabilities, net of restructuring payments          (66)        (118)
     Other, net                                                                                 (9)         (26)
                                                                                          --------      -------
Net cash provided by operating activities                                                       45           23
                                                                                          --------      -------

Cash flows from investing activities:
   Capital expenditures                                                                       (134)         (55)
   Net proceeds from sale of precision lens business                                                          9
   Proceeds from sale or disposal of assets                                                      9           13
   Short-term investments - acquisitions                                                      (302)        (427)
   Short-term investments - liquidations                                                       284          369
   Restricted investments - liquidations                                                         2            3
                                                                                          --------      -------
Net cash used in investing activities                                                         (141)         (88)
                                                                                          --------      -------

Cash flows from financing activities:
   Net repayments of loans payable                                                              (2)         (62)
   Proceeds from issuance of long-term debt, net                                               396
   Repayments of long-term debt                                                               (141)        (189)
   Proceeds from issuance of common stock, net                                                  11            3
   Cash dividends paid to preferred shareholders                                                (2)          (3)
   Proceeds from the exercise of stock options                                                  12
                                                                                          --------      -------
Net cash provided by (used in) financing activities                                            274         (251)
                                                                                          --------      -------
Effect of exchange rates on cash                                                                (1)          17
                                                                                          --------      -------
Net increase (decrease) in cash and cash equivalents                                           177         (299)
Cash and cash equivalents at beginning of period                                               833        1,426
                                                                                          --------      -------

Cash and cash equivalents at end of period                                                $  1,010      $ 1,127
                                                                                          ========      =======

Certain amounts for 2003 were reclassified to conform with 2004 classifications.

See Notes to Consolidated Financial Statements.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                                 SEGMENT RESULTS
                            (Unaudited; in millions)

Our segments were previously reported as Telecommunications and Technologies. Due to a change in our operating segments in the first quarter, effective January 1, 2004, we will report Telecommunications, Display Technologies, Environmental Technologies and Life Sciences as separate operating segments. Prior year information has been restated to conform to this new presentation.


                                               Telecom-      Display    Environmental   Life   Unallocated   Consolidated
                                              munications Technologies  Technologies  Sciences   and Other       Total
                                              ----------- ------------  ------------- -------- -----------   ------------
For the three months ended March 31, 2004
Net sales                                      $   312      $   230       $    141     $     79   $     82    $    844
Research, development and engineering
  expenses (1)                                 $    25      $    16       $     20     $      9   $     14    $     84
Restructuring, impairment and other charges
  and (credits) (2)                            $    (4)                                           $     38    $     34
Interest expense (3)                           $    16      $    11       $      5     $      1   $      3    $     36
(Benefit) provision for income taxes           $   (23)     $    26       $      3     $      3   $    (21)   $    (12)
(Loss) income before minority interests and
  equity earnings (4)(5)                       $   (47)     $    53       $      6     $      5   $    (69)   $    (52)
Minority interests                                   1                                                  (1)
Equity in earnings of associated
   companies                                         3           65                                     39         107
                                               -------      -------       --------     --------   --------    --------
Net (loss) income                              $   (43)     $   118       $      6     $      5   $    (31)   $     55
                                               =======      =======       ========     ========   ========    ========

For the three months ended March 31, 2003
Net sales                                      $   352      $   117       $    115     $     73   $     89    $    746
Research, development and engineering
  expenses (1)                                 $    38      $    12       $     21     $      7   $     15    $     93
Restructuring, impairment and other charges
  and (credits) (2)                            $    (9)                                           $     60    $     51
Interest expense (3)                           $    21      $     9       $      5     $      2   $      3    $     40
(Benefit) provision for income taxes           $   (25)     $     6       $      2     $      4   $   (131)   $   (144)
(Loss) income before minority interests and
  equity (losses) earnings (4)(5)              $   (60)     $    13       $      3     $      8   $   (265)   $   (301)
Minority interests (6)                                                                                  37          37
Equity in (losses) earnings of associated
  companies                                         (3)          24              2                      36          59
                                               -------      -------       --------     --------   --------    --------
Net (loss) income                              $   (63)     $    37       $      5     $      8   $   (192)   $   (205)
                                               =======      =======       ========     ========   ========    ========

For the three months ended June 30, 2003
Net sales                                      $   347      $   135       $    117     $     72   $     81    $    752
Research, development and engineering
  expenses (1)                                 $    32      $    12       $     20     $      7   $     14    $     85
Restructuring, impairment and other charges
  and (credits) (2)                            $   (19)                                           $     68    $     49
Interest expense (3)                           $    22      $     9       $      5     $      2   $      4    $     42
(Benefit) provision for income taxes           $    (5)     $    11       $      2     $      2   $    (44)   $    (34)
(Loss) income before minority interests
  and equity (losses) earnings (4)(5)          $   (53)     $    22       $      6     $      4   $    (94)   $   (115)
Minority interests                                                                                      33          33
Equity in (losses) earnings of associated
  companies, net of impairments (7)                 (8)          31             (3)                     40          60
                                               -------      -------       --------     --------   --------    --------
Net (loss) income                              $   (61)     $    53       $      3     $      4   $    (21)   $    (22)
                                               =======      =======       ========     ========   ========    ========

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                                 SEGMENT RESULTS
                            (Unaudited; in millions)



                                               Telecom-      Display    Environmental   Life    Unallocated  Consolidated
                                              munications Technologies  Technologies  Sciences   and Other       Total
                                              ----------- ------------  ------------- --------  -----------  ------------
For the three months ended Sept. 30, 2003
Net sales                                      $   370      $   144       $    121     $     70   $     67    $    772
Research, development and engineering
  expenses (1)                                 $    25      $    12       $     22     $      7   $     14    $     80
Restructuring, impairment and other charges
  and (credits) (2)                            $    (2)                                           $     (8)   $    (10)
Interest expense (3)                           $    16      $     9       $      5                $      6    $     36
(Benefit) provision for income taxes           $   (16)     $    13       $      2     $      1   $    (30)   $    (30)
(Loss) income before minority interests
  and equity earnings (4)(5)                   $   (28)     $    25       $      2     $      3   $    (46)   $    (44)
Minority interests                                                                                       2           2
Equity in earnings of associated
  companies                                          1           39              1                      34          75
                                               -------      -------       --------     --------   --------    --------
Net (loss) income                              $   (27)     $    64       $      3     $      3   $    (10)   $     33
                                               =======      =======       ========     ========   ========    ========

For the three months ended Dec. 31, 2003
Net sales                                      $   357      $   199       $    123     $     66   $     75    $    820
Research, development and engineering
  expenses (1)                                 $    25      $    19       $     24     $      7   $     11    $     86
Restructuring, impairment and other charges
  and (credits) (2)                            $    (6)                                           $     27    $     21
Interest expense (3)                           $    16      $    12       $      4     $      1   $      3    $     36
(Benefit) provision for income taxes           $   (32)     $    15       $     (1)               $    (28)   $    (46)
(Loss) income before minority interests
  and equity (losses) earnings (4)(5)          $   (17)     $    31       $     (2)    $     (1)  $    (56)   $    (45)
Minority interests                                                                                       1           1
Equity in (losses) earnings of associated
  companies                                         (1)          50                                    (34)         15
                                               -------      -------       --------     --------   --------    --------
Net (loss) income                              $   (18)     $    81       $     (2)    $     (1)  $    (89)   $    (29)
                                               =======      =======       ========     ========   ========    ========

(1) Non-direct research, development and engineering expenses are allocated based upon direct project spending for each segment.
(2) Related tax (expense) benefit:
         Three months ended March 31, 2004: $(1), $0, $0, $0, $15 and $14.
         Three months ended March 31, 2003: $(4), $0, $0, $0, $12 and $8.
         Three months ended June 30, 2003: $2, $0, $0, $0, $16 and $18.
         Three months ended September 30, 2003: $2, $0, $0, $0, $(2) and $0. Three months ended December 31, 2003: $17, $0, $0, $0, $6 and $23.
(3) Interest expense is allocated to segments based on a percentage of segment net operating assets. Consolidated subsidiaries with independent capital structures do not receive additional allocations of interest expense.
(4) Many of Corning's administrative and staff functions are performed on a centralized basis. Where practicable, Corning charges these expenses to segments based upon the extent to which each business uses a centralized function. Other staff functions, such as corporate finance, human resources and legal are allocated to segments, primarily as a percentage of sales.
(5) Includes an allocation of depreciation of corporate property, plant and equipment not specifically identifiable to a segment. Related depreciable assets are not allocated to segment assets.
(6) Includes $30 related to impairment of long-lived assets of Corning Asahi Video for the three months ended March 31, 2003.
(7) Includes $7 related to impairments of equity investments in the Telecommunications segment for the three months ended June 30, 2003.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                                 SEGMENT RESULTS
                            (Unaudited; in millions)


A reconciliation of reportable segment net income (loss) to consolidated net income (loss) follows:


                                                                         Three months ended
                                                   --------------------------------------------------------------
                                                   March 31,     March 31,    June 30,     Sept. 30,    Dec. 31,
                                                     2004          2003         2003         2003         2003
                                                   ---------    ---------    ---------    ---------     --------
Net income (loss) of reportable segments           $      86    $     (13)   $      (1)   $      43     $     60
Non-reportable operating segments net loss (1)           (18)         (21)         (26)          (1)         (91)
Unallocated amounts:
    Non-segment loss and other (2)                        (3)         (15)         (14)          (4)         (18)
    Non-segment restructuring, impairment and
       other (charges) and credits                                                 (10)          (3)
    Asbestos settlement                                  (19)        (298)         (39)         (51)         (25)
    Interest income                                        6            8            9            7            8
    (Loss) gain on repurchases of debt                   (23)           4           13            2
    Benefit for income taxes (3)                           2          112           21           19           18
    Equity in earnings of associated companies (4)        24           18           25           21           19
                                                   ---------    ---------    ---------    ---------     --------
Net income (loss)                                  $      55    $    (205)   $     (22)   $      33     $    (29)
                                                   =========    =========    =========    =========     ========

(1) Includes the results of non-reportable operating segments.
(2) Includes the results of non-segment operations and other corporate activities.
(3) Includes tax associated with non-segment restructuring, impairment and other charges.
(4) Includes amounts derived from corporate investments, primarily Dow Corning Corporation.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

1.   Restructuring, Impairment and Other Charges and Credits

In the first quarter of 2004, we recorded net restructuring, impairment and other charges and credits totaling $34 million ($21 million after tax and minority interest). A summary of these charges and credits follow:

..    We recorded $39 million of accelerated  depreciation and $1 million of exit costs relating to the final shutdown of our semiconductor materials manufacturing facility in Charleston, South Carolina, which we previously announced in the fourth quarter of 2003.

..    We recorded credits of $6 million  primarily  related to proceeds in excess of assumed salvage values for assets that were previously impaired.


2.   Asbestos Settlement

On March 28, 2003, we announced that we had reached agreement with the representatives of asbestos claimants for the settlement of all current and future asbestos claims against us and Pittsburgh Corning Corporation (PCC), which might arise from PCC products or operations. Accordingly, we recorded a charge of $298 million ($192 million after tax) in the first quarter of 2003. The charge included the value of 25 million shares of Corning common stock which we will contribute as part of the settlement. Also at that time, we indicated that any changes in the value of our common stock contribution would be recognized in our quarterly results through the date of contribution to the settlement trust. As required, we recorded a mark-to-market charge of $19 million ($18 million after tax) in the first quarter of 2004 reflecting the increased fair value of Corning's common stock. Since the first quarter of 2003, we have recorded total charges of $432 million ($282 million after tax) to reflect the settlement and to mark-to-market the value of our common stock.


3.   Long-Term Debt

In March 2004, we issued $400 million of senior unsecured notes, of which $200 million aggregate principal amount of 5.90% notes mature on March 15, 2014 and $200 million aggregate principal amount of 6.20% notes mature on March 15, 2016. These senior unsecured notes were issued under our existing $5 billion universal shelf registration statement, which became effective in March 2001. We realized net proceeds of approximately $396 million from the issuance of these notes. We will pay interest on these senior unsecured notes on each March 15 and September
15. These senior unsecured notes are redeemable in whole or in part at any time.

During the first quarter of 2004, we issued 22 million shares of common stock and paid $24 million in cash in exchange for 3.5% convertible debentures with a book value of $213 million. In addition, we repurchased 150 thousand of our zero coupon convertible debentures with a book value of $119 million for $117 million in cash. As a result of these transactions, we recorded a loss of $23 million ($21 million after tax) in first quarter 2004.


4.   Income Tax

In the first quarter of 2004, the effective tax benefit rate excluding restructuring, impairment, and other charges and credits, the asbestos settlement, and loss on repurchases and retirement of debt transactions was 33%.

                              CORNING INCORPORATED
                           QUARTERLY SALES INFORMATION
                            (Unaudited; in millions)


                                           2004                                       2003
                                         --------         -------------------------------------------------------------
                                            Q1               Q1           Q2           Q3           Q4          Total
                                         --------         -------      -------      --------     --------     --------
Telecommunications
   Fiber and cable                       $    149         $   193      $   178      $    209     $    180     $    760
   Hardware and equipment                     163             141          154           151          166          612
   Photonic technologies                                       18           15            10           11           54
                                         --------         -------      -------      --------     --------     --------
                                              312             352          347           370          357        1,426

Display Technologies                          230             117          135           144          199          595

Environmental Technologies                    141             115          117           121          123          476

Life Sciences                                  79              73           72            70           66          281

Other
   Conventional video components                2              25           24            14            2           65
   Other businesses                            75              58           52            47           67          224
   Steuben                                      5               6            5             6            6           23
                                         --------         -------      -------      --------     --------     --------
                                               82              89           81            67           75          312

Total Corning                            $    844         $   746      $   752      $    772     $    820     $  3,090
                                         ========         =======      =======      ========     ========     ========


The above supplemental information is intended to facilitate analysis of Corning's businesses.

                                                                    Exhibit 99.2


                  Reconciliation of Non-GAAP Financial Measures
                  ---------------------------------------------


Quarter 1, 2004
(Unaudited; amounts in millions, except per share amounts)


                                                                                                           After-tax
                                                                                                          & minority
                                                                             Per Share       Pre tax       interest
                                                                             ---------       -------      ----------
Earnings per share (EPS) and net income, excluding certain items             $   0.08        $   12         $   115

Certain items:
Restructuring, impairment and other charges and (credits) (1)                   (0.02)          (34)            (21)

Asbestos settlement (2)                                                         (0.01)          (19)            (18)

(Loss) gain on repurchases and retirement of debt, net (3)                      (0.01)          (23)            (21)
                                                                             --------        ------         -------

Total EPS and net income                                                     $   0.04        $  (64)        $    55
                                                                             ========        ======         =======

(1) This charge primarily related to the consolidation of our high purity fused silica manufacturing facility in Charleston, South Carolina. This charge also included a credit related to prior years' restructuring charges, principally in the Telecommunications segment.

(2) As part of Corning's asbestos settlement for Pittsburgh Corning, Corning will be contributing 25 million shares of Corning common stock to the trust, along with some cash. The common stock is currently expected to be contributed to the trust in 2004, after the claimants have approved the plan and all appeals have been resolved. Until the common stock is contributed to the trust, changes in its market value will be recognized in our quarterly results. At the end of the first quarter, we recorded a charge of $19 million pre tax and $18 million after tax to reflect the increase in Corning's stock price over the past quarter from $10.43 to $11.18.

(3) This charge is related to debt-for-equity exchanges pertaining to our 3.5% convertible bonds due in 2008.

                  Reconciliation of Non-GAAP Financial Measures
                  ---------------------------------------------

Quarter 2, 2004

--------------------------------------------------------------------------------
Corning's earnings estimate for the first quarter is a non-GAAP financial measure as it excludes certain items listed below. The company believes presenting earnings estimates that exclude these items is helpful in understanding Corning's operating results.
--------------------------------------------------------------------------------

                                                                             Range              This schedule
                                                                    ---------------------       will be updated
Guidance: EPS excluding certain items                               $0.07           $0.09       as additional
                                                                                                announcements
Items not included within guidance:                                                             occur

Restructuring, impairment and other charges and (credits) (1)

Asbestos settlement (2)

Gain (loss) on repurchases and retirements of debt, net (3)

Equity in earnings of associated companies (4)

(1) Corning expects to record a gain from the sale of CAV equipment to the Henan Anyang CPT Glass Bulb Group, Xinyi Electronic Glass, Co., LTD. The sale is expected to be completed over the remainder of 2004.

(2) As part of Corning's asbestos settlement for Pittsburgh Corning, Corning will be contributing 25 million shares of Corning common stock to the trust, along with $138 million in cash. The common stock is expected to be contributed to the trust in 2004, after the claimants have approved the plan and all appeals have been resolved. Until the common stock is attributed to the trust, the change in Corning's stock price from the closing price of $11.18 on March 31, 2003 to the closing price on June 30, 2004 will be recognized in our first quarter results.

(3) From time to time, Corning may repurchase or retire debt, which could result in a gain or loss during the quarter.

(4) Dow Corning, a 50% equity venture, will record restructuring charges in the second quarter. Corning's share of those charges will be approximately $10 million and will be recorded in equity earnings of associated companies.

Please note that the company may pursue other financing, restructuring and divestiture activities at any time in the future, and that the potential impact of these events is not included within Corning's fourth quarter guidance.

This schedule contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements are based on current expectations and involve certain risks and uncertainties. Actual results may differ from those projected in the forward looking statements. Additional information concerning factors that could cause actual results to materially differ from those in the forward looking statements is contained in the Securities and Exchange Commission filings of this Company.